Exhibit 99.1

ICO Announces H. Brian Thompson Joins Board of Directors

RESTON, Va., May 01, 2007 (BUSINESS WIRE) — ICO Global Communications (Holdings) Limited (“ICO”) (NASDAQ:ICOG) today announced that H. Brian Thompson has joined its Board of Directors, and will join the Audit and Compensation Committees of the Board.

Mr. Thompson has a long and distinguished career in telecommunications. He was an Executive Vice President at MCI from 1981-1990, and served as Chairman and Chief Executive Officer of LCI Communications, which was merged at a value of $5 billion with Qwest in 1998. After service as the Vice Chairman of Qwest, Mr. Thompson became Chairman and Chief Executive Officer of Global Tele Systems Group. Today, Mr. Thompson heads up his own private equity firm Universal Telecommunications, Inc., is Executive Chairman and interim CEO of GTT, a newly formed global network service provider, and serves as the Chairman of the Board of Comsat International, as well as on the Boards of Directors of Bell Canada International Inc., Axcelis Technologies, Inc., UnitedAuto Group, and Sonus Networks, Inc. Mr. Thompson also is on the Executive Committee of the Global Information Infrastructure Commission, a multinational organization launched in Brussels in 1995 to chart the role of the private sector in the developing global information and telecommunications infrastructure. He also serves as a member of the Irish Prime Minister’s Ireland-America Economic Advisory Board.

Craig McCaw, ICO’s Chairman of the Board, commented, “We are very pleased that Brian is joining our Board as we make the transition from a development stage company to an operating enterprise. Brian’s long and entrepreneurial history will serve ICO well, and I welcome him on behalf of all of our stakeholders.”

ICO Global Communications (Holdings) Limited (www.ico.com) is a next-generation satellite communications company based in Reston, Virginia. ICO is developing an advanced hybrid system, combining both satellite and terrestrial communications capabilities, in order to offer wireless voice, data, video, and Internet services on mobile and portable devices.

SOURCE: ICO Global Communications (Holdings) Limited

For ICO Global Communications (Holdings) Limited
Debbie Macomber, 703-964-1400

Copyright Business Wire 2007

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